                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
               OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

                           FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           CHECK THE APPROPRIATE BOX:

          [ ] PRELIMINARY PROXY STATEMENT [ ] CONFIDENTIAL, FOR USE OF
                             THE COMMISSION ONLY (AS
                                PERMITTED BY RULE
                                  14A-6(e)(2))

                         [X] DEFINITIVE PROXY STATEMENT


                       [ ] DEFINITIVE ADDITIONAL MATERIALS

 [ ] SOLICITING MATERIAL PURSUANT TO SECTION 240.14a-11(c) OR SECTION 240.14a-12

                             THE UNIMARK GROUP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              [X] NO FEE REQUIRED.

                [ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT
                          RULES 14a-6(i)(4) AND 0-11.

       (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

       (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

(3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):


(4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:


(5) TOTAL FEE PAID:



[ ] FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

(1) AMOUNT PREVIOUSLY PAID:



(2) FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:



(3) FILING PARTY:


(4) DATE FILED:

                             THE UNIMARK GROUP, INC.
                                124 MCMAKIN ROAD
                            BARTONVILLE, TEXAS 76226

                                February 28, 2001

Dear Shareholder:

    You are cordially invited to attend a Special Meeting of shareholders of The UniMark Group, Inc. (the "Company"), which will be held at the Omni Dallas Hotel Park West, 1590 LBJ Freeway, Dallas, Texas 75234, on April 4, 2001, at 10:00 a.m. (Dallas, Texas time). Information about the meeting is presented on the following pages.

    Directors and officers of the Company will be present at the Special Meeting to respond to any questions you may have.

    Further details of other business to be conducted at the Special Meeting are given in the attached Notice of Special Meeting and Proxy Statement.

    Whether or not you attend the special meeting it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the meeting and vote in person, you will of course have that opportunity.

    The purpose of the meeting is to elect seven (7) directors to serve on the Company's Board of Directors until the annual meeting and to ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000. Also, at the meeting, we would like the opportunity to inform you of significant developments that have taken place during the past year.

    As you know, 2000 was a year of significant change for the Company. In September, we sold to Del Monte Foods Company (NYSE: DLM) our rights to the Sunfresh(R) brand, our McAllen Texas distribution center, including certain inventory, other intellectual property and property and equipment associated with the Sunfresh(R) brand for $14.5 million in cash, subject to adjustment for inventory levels. Separately, we entered into a long-term supply agreement under which we produce chilled and canned citrus products for Del Monte at our existing facilities in Mexico.

    The Del Monte transaction has allowed us to focus our strategic objective to becoming a leading multinational grower and producer of quality citrus and tropical fruit products supplying major branded food companies. During the last quarter of 2000, sales to Del Monte represented over 60% of our cut fruit sales. As the supply agreement obligates Del Monte to purchase minimum levels of product from us, we have been provided certainty to our manufacturing operation, allowing us to improve operating efficiencies. To date, Del Monte has significantly increased the case volume under the original supply agreement.

    The Del Monte transaction has also allowed the Company to significantly reduce the cost of our U.S. operations. Costs associated with the U.S. retail and wholesale club business, including distribution, selling and marketing, accounting functions and interest costs, along with approximately 50 administrative, warehouse and sales employees, have been substantially eliminated from future periods. Remaining U.S. selling and administrative expenses of the Company are those needed to operate our U.S. foodservice and industrial products business, develop our Mexico and European markets and those associated with a publicly-held company.

    Also, I am pleased to report that we are continuing to make significant progress in the development of our Lemon Project. As of December 31, 2000, our Lemon Project has 2,450 hectares planted (6,052 acres), representing 70% of the 3,500 hectares (8,650 acres) contracted for under our 20 year supply agreement with an affiliate of the largest international soft drink manufacture. To date we have planted in excess of 750,000 seedlings.

    In our juice segment, our operating strategy focuses on measures to reduce the volatility of both the revenue side as well as the fruit cost side. As such, our 2001 operating strategy focuses on maximizing short-term operational cash flow. In this regard, we are obtaining as much supplier financing as possible and selling the finished product as fast as possible. Also, our sales efforts are focused on obtaining fixed price and volume contracts, minimizing the traditional dependence this business segment had on the spot markets. Additionally, we anticipate significant amounts of Not From Concentrate ("NFC") product, which we believe can result in a higher price value and short payment cycle, will be manufactured under a contract basis. Finally, the processing of the Italian lemons from the Lemon Project will be conducted towards the end of the year, which is during a period when we would otherwise be shut down. As with our other business segments, we have made significant reductions in overhead and production costs.

    We believe UniMark has a great future and that our optimistic outlook, although tempered by the financial realities and challenges at hand, is well supported by the opportunities contained in the business segments that comprise UniMark.

    On behalf of our management team and Board of Directors, I would like to express our appreciation for your continued interest in the affairs of UniMark and are looking forward to seeing you at the special meeting.

                                         Sincerely,

                                         /s/ EMILIO CASTILLO
                                         Emilio Castillo
                                         President and Chief Executive Officer

                             THE UNIMARK GROUP, INC.
                                124 MCMAKIN ROAD
                            BARTONVILLE, TEXAS 76226

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                               FEBRUARY 28, 2001

To the Shareholders:

    A Special Meeting of the shareholders of The UniMark Group, Inc. (the "Company") will be held at the Omni Dallas Hotel Park West, 1590 LBJ Freeway, Dallas, Texas 75234, on April 4, 2001, at 10:00 a.m. (Dallas, Texas time) for the following purposes:

    1. To elect seven (7) directors to serve on the Company's Board of Directors;

    2. To ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000; and

    3. To transact such other business as may properly come before the meeting.

    Only the shareholders of record at the close of business on February 28, 2001 are entitled to notice of, and to vote at, this Special Meeting or any adjournment thereof.

                                  BY ORDER OF THE BOARD OF DIRECTORS

                                           /s/ EMILIO CASTILLO
                                           Emilio Castillo
                                           President and Chief Executive Officer



                                    IMPORTANT

         Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed Proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSES AND EXTRA WORK OF AN ADDITIONAL SOLICITATION. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.

                             THE UNIMARK GROUP, INC.
                                124 MCMAKIN ROAD
                            BARTONVILLE, TEXAS 76226

                               PROXY STATEMENT FOR
                         SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 4, 2001

         The enclosed proxy is solicited by and on behalf of the Board of Directors of The UniMark Group, Inc. (the "Company") to be voted at the Special Meeting of Shareholders (the "Special Meeting"), which will be held at the Omni Dallas Hotel Park West, 1590 LBJ Freeway, Dallas, Texas 75234, on April 4, 2001, at 10:00 a.m. (Dallas, Texas time), and at any adjournments of such Special Meeting, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders and this Proxy Statement. The persons named as Proxies are Emilio Castillo and David E. Ziegler, each of whom is presently an executive officer of the Company.

         This Proxy Statement and the related form of proxy are being mailed on or about March 12, 2001, to all shareholders of record on February 28, 2001. Shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented by proxies will be voted as described in this Proxy Statement or as otherwise specified by a shareholder. As to the election of directors, a shareholder, may, by checking the appropriate box on the proxy: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified by the shareholder in the appropriate area. See "Proposal No. 1: Election of Directors" below. With respect to each of the other proposals, a shareholder may, by checking the appropriate box on the proxy: (i) vote "FOR" the proposal; (ii) vote "AGAINST" the proposal; or (iii) "ABSTAIN" from voting on the proposal. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Special Meeting and voting in person.

         The cost of soliciting, preparing, assembling and mailing the proxy, this Proxy Statement, and other materials enclosed therewith, and all clerical and other expenses of proxy solicitation will be borne by the Company. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or in person. The Company also has employed Corporate Investor Communications, Inc., a proxy solicitation firm, to solicit proxies from brokers and banks at a cost of approximately $5,000. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding such materials.

         The information contained in the "Stock Option and Compensation Committee Report on Executive Compensation" below and "Performance of the Common Stock" below shall not be deemed "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                  VOTING RIGHTS

         The holders of record of the 13,938,326 shares of Common Stock outstanding on February 28, 2001, will be entitled to one vote for each share held on all matters coming before the Special Meeting.

                                METHOD OF VOTING

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. If a quorum is present, the affirmative vote of a majority of the shares of Common Stock present is required with respect to Proposal No. 1 and No. 2. Once a quorum is present at a duly organized and convened meeting, shareholders may continue to conduct business notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If a quorum is not present or represented at the Special Meeting, the shareholders present at the meeting or represented by proxy, have the power to adjourn the Special Meeting from time to time, without notice other than an announcement at the Special Meeting, until a quorum is present or represented. At any such adjourned Special Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original Special Meeting.

         Abstentions may be specified on all proposals (other than the election of directors) and will be counted towards a quorum. With respect to the election of directors, votes may be cast in favor or withheld. Directors are elected by a plurality of the votes cast at the Special Meeting, and votes that are withheld will be excluded entirely from the vote and will have no effect.

         Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners. In addition, brokers are entitled to vote on certain items, such as the election of directors and other "discretionary items," even when they have not received instructions from beneficial owners. Brokers are not permitted to vote for other "non-discretionary" items without specific instructions from the beneficial owners. If a broker has not received specific instructions with respect to shares held for beneficial owners, the votes to which those shares are entitled are deemed "broker non-votes." Such broker non-votes will be counted towards a quorum. Under applicable Texas law and in accordance with the Company's bylaws, broker non-votes are not counted in determining the total number of votes cast and will have no effect with respect to Proposal No. 1 and No. 2.

                                  ANNUAL REPORT

         The Company's Annual report on Form 10-K for the fiscal year ended December 31, 1999, which contains the Company's audited financial statements, is being furnished with this Proxy Statement to shareholders of record as of February 28, 2001. The annual report does not constitute a part of the proxy solicitation materials.

                  SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS,
                            DIRECTORS, AND MANAGEMENT

         The following table sets forth information regarding the number and percentage of the Company's Common Stock beneficially owned as of February 26, 2001 by each director and nominee, the Named Executive Officers, all the directors and executive officers as a group, and each person that owns more than 5% of any class of voting securities.

                                                   AMOUNT AND NATURE OF
                                                 BENEFICIAL OWNERSHIP OF
                                                 COMMON SHARES AS OF THE
     NAMES                                             RECORD DATE              PERCENT OF CLASS (1)
     -----                                       -----------------------        --------------------
Executive Officers and Directors:
      Emilio Castillo (2) (7) ...............           6,299,959                       45.20%

      David E. Ziegler (7) ..................              10,000                          **

      Federico Chavez Peon (2) ..............           6,299,959                       45.20%

      Arturo Herrera  (3) ...................              20,000                          **

      Luis A. Chico Pardo (2) ...............           6,299,959                       45.20%

      Jakes Jordaan (4) .....................              62,260                          **

      Jerry W. Johnson (5) ..................              25,000                          **

Executive Officers and Directors
as a group (7 persons) (6) ..................           6,417,219                        46.0%

Other Executive Officers and Directors: .....                 -0-

      OTHER FIVE PERCENT HOLDERS:

M&M Nominee L.L.C. (2) ......................           6,299,959                       45.20%

**Less than 1%

(1) In calculating the percentage of total class ownership, the number of outstanding shares used was 13,938,326. This number does not include: (i) 133,000 shares of Common Stock issuable upon exercise of currently outstanding options granted under the 1994 Employee Stock Option Plan; (ii) 27,500 shares of Common Stock issuable upon exercise of currently outstanding options granted under the Company's 1994 Stock Option Plan for Directors; and 62,500 shares of Common Stock issuable upon exercise of currently outstanding options granted under the 1999 Stock Option Plan.

(2) Includes 6,299,959 shares of Common Stock owned by M & M Nominee L.L.C. He disclaims beneficial ownership of such securities.

    On March 29, 1999, the Company sold 2,000,000 newly issued shares of Common Stock to M & M Nominee L.L.C. In connection with the March 29, 1999 transaction, M & M Nominee L.L.C. ("M & M") surrendered options to acquire an additional 2,000,000 shares of common stock at a purchase price of $4.5375 per share issued to M & M in the July 17, 1998 transaction. M & M is owned 80% by Mexico Strategic Investment Fund Ltd. ("MSIF"), and 20% by Madera LLC ("Madera"). M&M's principal business is investment in securities.

    Pursuant to regulations promulgated under Section 13(d) of the Securities Exchange Act of 1934, Mexico Strategic Advisors LLC (by virtue of the Advisory Contract) may be deemed a beneficial owner of securities held for the account of M & M (as a result of the contractual authority of Mexico Strategic Advisors LLC with MSIF and Madera to exercise voting and dispositive power with respect to such securities).

    Except to the extent that information is believed to be otherwise known by the Company, the information given is as of September 15, 1999, as reported by Mexico Strategic Advisors LLC in its Amendment No. 5 to the initial statement on Schedule 13D dated July 2, 1998 and all amendments thereto filed with the Securities and Exchange Commission.

(3) Mr. Herrera was appointed to serve as a director of the Company in October 2000. Includes 20,000 shares of Common Stock underlying presently exercisable stock options.

(4) Includes 12,500 shares of Common Stock underlying presently exercisable stock options.

(5) Mr. Johnson was elected to serve as a director of the Company in October 1998. Includes 25,000 shares of Common Stock underlying presently exercisable stock options.

(6) Includes 57,500 shares of Common Stock underlying presently exercisable stock options.

(7) Messrs. Castillo and Ziegler are "named executive officers" because each individual served as the Company's Chief Executive Officer and Chief Financial Officer, respectively, since October 1, 2000. None of the Company's other highest paid executive officers have total annual salaries and bonuses in excess of $100,000.

                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

    Seven directors are to be elected at the Special meeting, to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. Each of the nominees named below has indicated his willingness to accept election. Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill such vacancy.

    The nominees for the directors of the Company are as follows:

                NAME                              AGE                  DIRECTOR SINCE
                ----                              ---                  --------------
Emilio Castillo(1)                                32                        2000
David E. Ziegler(1)                               56                        2000
Jakes Jordaan(1)(2)(3)                            39                        1994
Federico Chavez Peon(1)(2)(3)(4)(5)(6)            34                        1998
Luis A. Chico Pardo(5)(6)                         60                        1998
Jerry W. Johnson(4)(6)                            61                        1998
Arturo Herrera(6)                                 48                        2000

(1) Members of the Executive Committee.
(2) Members of the Stock Option Plan Committee.
(3) Members of the Nominating Committee.
(4) Members of the Compensation Committee.
(5) Members of the Director Stock Option Plan Committee.
(6) Members of the Audit Committee.

Each director serves until the next annual meeting of shareholders and until his successor is duly elected and qualified. Officers serve at the discretion of the Board of Directors.

NOMINEES

    Emilio Castillo joined the Company as a Director and as its Interim President and Chief Executive Officer since October 2000. Mr. Castillo is also a Director of Promecap, S.C., a financial advisory services firm for Mexico Strategic Investment Fund Ltd. Prior to joining Promecap, Mr. Castillo worked for 4 years as a consultant in the Mexico City and Monterrey offices of The Boston Consulting Group, a global management-consulting group and for two years in the Mexico City office of McKinsey & Co., another consulting firm. Mr. Castillo has a bachelor's degree in chemical engineering from the Universidad Iberoamericana in Mexico City and a master of business administration degree from Northwestern University's Kellogg School of Business.

    David E. Ziegler joined the Company in October 2000 as a Director and as its Chief Financial Officer. Prior to October 2000, Mr. Ziegler was a Financial Consultant to the Company since April 1999 and assisted the former CFO in SEC and financial reporting and special projects. From 1997 to 1999 Mr. Ziegler was Chief Financial Officer of Global Wireless Holdings Inc., a company formed in 1996 to acquire and integrate rapidly growing wireless communications companies, products, services and technologies. From 1996 to 1997 served as Chief Financial Officer, Treasurer and Secretary of Styling Technology Corporation, a publicly held company which is a leading developer, producer and marketer of a wide array of branded consumer products sold primarily through professional salon distribution channels. Mr. Ziegler served as Chief Financial Officer of Cellular World Corporation, a retail chain of wireless communications products stores from 1994 to 1996. In 1993 Mr. Ziegler served as Vice President and Chief Financial Officer of F&C International, Inc., a publicly held international developer and manufacturer of flavors and fragrances used primarily by branded consumer product producers in the food, beverage and personal care industries. Mr. Ziegler, a certified public accountant since 1971, was an audit partner at Arthur Andersen LLP from 1978 to 1986. Mr. Ziegler received his bachelor's degree in accounting and finance from Michigan State University in 1966.

    Jakes Jordaan has served as a director of the Company since 1994. Since 1994, Mr. Jordaan has engaged in the private practice of corporate finance and securities law and he is presently a member of Jordaan & Riley, PLLC, Dallas, Texas, a law firm specializing in corporate finance, securities and complex business litigation. Mr. Jordaan is the past Chairman of the Securities Section of the Dallas Bar Association and is a member of the Texas Bar Association and the American Bar Association.

    Federico Chavez Peon has served as a Director of the Company since October 1998. Mr. Chavez Peon is a Director of Promecap, S.C., a financial advisory services firm for MSIF. From 1996 until 1997, Mr. Chavez Peon served as Risk Chief Director of Banco Santander Mexicano, S.A., an affiliate of Banco Santander, S.A., one of the most important financial institutions worldwide. From 1991 until 1996, Mr. Chavez Peon served as Corporate Banking Director of Banco Mexicano, S.A. an affiliate of Grupo Financiero InverMexico, S.A. de C.V., a leading financial institution in Mexico at that time. From 1987 until 1991, Mr. Chavez Peon served in various positions in the Corporate Banking Area of Casa de Bolsa Inverlat, one of the leading brokerage firms in Mexico at that time. Mr. Chavez Peon obtained a degree in Industrial Engineering at the National University of Mexico. Mr. Chavez Peon has been appointed and elected as a Director of the Company pursuant to the Mexico Strategic Advisors Transaction.

    Luis A. Chico Pardo has served as a Director of the Company since October 1998. Mr. Chico Pardo is a Director of Promecap, S. C., a financial advisory services firm for Mexico Strategic Investment Fund Ltd. Mr. Chico served as Vice President of the Mexican Banking Association and as a member of the National Securities Commission. From 1982 until 1988, Mr. Chico served as Chief Executive Officer of Banco BCH, a Mexican credit corporation. From 1977 until 1978, Mr. Chico served as Director of Public Sector Credit at Mexico's Secretariat of Finance and Public Credit. From 1964 until 1977, Mr. Chico acted as Deputy Manager of the International Division of Banco de Mexico (the nation's central bank) and was a member of the Technical Committee of FOMEX, which was a public institution responsible for promoting exports of manufactured products. Mr. Chico obtained a degree in Law and Economics at the National University of Mexico, from which he graduated with honors in 1963. Mr. Chico obtained a master's degree in Economics from the London School of Economics and Political Science. Mr. Chico Pardo has been appointed and elected as a Director of the Company pursuant to the Mexico Strategic Advisors Transaction.

    Jerry W. Johnson has served as a Director of the Company since October 1998. Mr. Johnson is a Professor in the Marketing Department of the Hankamer School of Business, Baylor University, Waco, Texas, from 1974 to the present. Mr. Johnson also has served as Chairperson of the Department of Marketing of the Hankamer School of Business from 1992 to the present. Mr. Johnson is a partner at Johnson, Moore, Kelly and Associates, a consulting firm primarily focused on economic revitalization of downtown areas, bank marketing programs and business location feasibility studies. From 1970 to 1974, Mr. Johnson served as Associate Vice President for Business Affairs for the University of Arkansas System. From 1969 to 1970, Mr. Johnson served as Director of Economic Analysis for the Planning Consultants firm James A. Vizzier in Fayetteville, Arkansas. Mr. Johnson has authored a number of publications focused on business, marketing and management, and has presented similar topics at various seminars.

    Arturo Herrera has served as a Director of the Company since October 2000. Mr. Herrera is Managing Director of Nova Capital S.C., a financial advisory-consulting firm located in Mexico City from 1996 to the present. From 1992 to 1996, Mr. Herrera served as Managing Director and Chief Executive Officer of Multicapitales & Fondo Reto, two private equity funds operating in Mexico. From 1982 to 1992 served as Vice President of Citibank, N.A. in Mexico City. Mr. Herrera worked as a consultant from 1978 to 1980 with Wharton Applied Research Center, from 1975 to 1978, with McKinsey & Co and from 1974 to 1975 with PricewaterhouseCoopers (formerly Price Waterhouse). Mr. Herrera has a bachelor's degree in mechanical electrical engineering from Universidad Iberoamericana and a master of business administration degree from The Wharton School. University of Pennsylvania.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

    Executive Committee. The Executive Committee was established during fiscal 1998 to review any changes in market conditions, any adjustments to the corporate strategies, any opportunities that may arise, review monthly financial statements comparing them to the budget, identify problems, report and make recommendations to the Board of Directors.

    Audit Committee. The function of the Audit Committee is to act as a liaison between the Board of Directors and the independent auditors, and review with them the planning and scope of financial statement audits, the results of those audits, and the adequacy of internal accounting controls. It also monitors other corporate and financial policies.

    Stock Option Plan Committee. The Stock Option Plan Committee is vested with full authority to select participants, grant options, determine the number of shares subject to each option, the exercise price of each option and in general, to interpret such regulations as it deems necessary to administer the Company's Employee Stock Option Plan.

    Compensation Committee. The Compensation Committee (composed entirely of non-employee directors) reviews and approves individual officer salaries, bonus plan financial performance goals, bonus plan allocations, and stock option grants. The Compensation Committee also reviews guidelines for compensation, bonus, and stock option grants for non-officer employees.

    Director Option Plan Committee. The Director Option Plan Committee has full and final authority in its discretion, subject to the provisions of the Directors' Stock Option Plan, (a) to prescribe the form or forms of instruments evidencing options under the Directors' Stock Option Plan, (b) to adopt, amend and rescind rules and regulations for the administration of the Directors' Stock Option Plan, and (c) to interpret the Directors' Stock Option Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Directors' Stock Option Plan.

    Nominating Committee. The Nominating Committee was established during fiscal 1998 to assist, as needed, with finding qualified candidates to serve on the Company's Board of Directors.

    During the fiscal year ending December 31, 2000, the Audit Committee met two times. The Compensation Committee met or took action by unanimous written consent one time. The entire Board of Directors met six times and took action by unanimous written consent four times. All directors attended 50% or more of the aggregate number of Board of Directors meetings and committee meetings.

                            COMPENSATION OF DIRECTORS

    Directors do not currently receive any cash compensation for serving on the Board of Directors. Independent directors automatically receive an initial grant of stock options to purchase 20,000 shares of common stock upon their appointment to the Board of Directors. Independent directors automatically receive annual grants of options to purchase 5,000 shares of common stock as of the date following each annual meeting. The Company granted Arturo Herrera in 2000, options to purchase 20,000 shares of common stock with an exercise price of $1.00.

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our directors, executive officers and key employees.

Name                                       Age      Position
----                                       ---      --------
Soren Bjorn (1)                            33       President, Chief Executive Officer, Secretary and
                                                    Director
Emilio Castillo (2)                        32       President, Chief Executive Officer and Director
Charles A. Horne (3)                       56       Chief Financial Officer
David E. Ziegler (2)                       56       Chief Financial Officer and Director
Kathrine D. Adams                          42       Corporate Controller and Secretary
Jakes Jordaan (2)                          39       Director (Chairman of the Board)
Federico Chavez Peon (2)                   34       Director
Luis A. Chico Pardo (2)                    60       Director
Arturo Herrera (2)                         48       Director
Jerry W. Johnson (2)                       61       Director

    (1) Mr. Bjorn resigned as an officer and a director effective September 30, 2000.

    (2) For information regarding these individuals, see "Election of Directors" above.

    (3) Mr. Horne resigned as an officer effective September 1, 2000.

    Soren Bjorn has served as a Director of the Company since September 1998 and as the President and Chief Executive Officer of the Company and of UniMark Foods, Inc. from August 1998 until September 2000. Mr. Bjorn has served as Secretary of the Company since December 1998. In addition, he served as Vice President of Flavorfresh Limited, and as President of Simply Fresh Fruit, Inc., and UniMark International. From May 1996 to August 1998, Mr. Bjorn served as Vice President of Operations of the Company. From January 1997 to August of 1998, Mr. Bjorn served as Executive Vice President and Chief Operating Officer of UniMark Foods, Inc. From January 1995 to May 1996, Mr. Bjorn served as Director of Operations for UniMark Foods, Inc., and from January 1993 to January 1995, he served as Product Manager for UniMark Foods, Inc.'s Sunfresh(R) brand product line. Mr. Bjorn received a master's degree in Business Administration from Texas Christian University in 1997, and a Business Administration degree in Marketing from Baylor University in 1992.

    Charles Horne joined the Company in March 1999 and served as Chief Financial Officer until September 2000. From 1994 to 1998, Mr. Horne was a Partner in Horne-Alexander consulting, a consulting firm providing financial and operational services to clients. From 1986 to 1994, Mr. Horne served as a consulting Partner with Ernst & Young LLP, and served in a variety of capacities including Regional Director of Quality Assurance for the Southern Region of the United States. From 1991 to 1993, Mr. Horne was Ernst & Young LLP's Country Managing Partner of Consulting for Spain. From 1968 to 1986, Mr. Horne was with Arthur Anderson & Co. where he was a Partner. Mr. Horne has a bachelor's of science degree in Industrial Administration from the University of Kentucky.

    Kathrine D. Adams joined the Company in June 1998 and has served as its Corporate Controller and Secretary since October 2000. From January 2000 until October 2000 Ms. Adams was UniMark's Group Controller and prior to then served as the Company's Information Systems Project Manager. Prior to joining UniMark, she spent nine years as the controller for Active Organics, Inc., a manufacturer of health and beauty consumer products. Ms. Adams received her bachelor's degree in marketing from the University of North Texas in 1981.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth the compensation for the years ended December 31, 1999 and 2000 paid by the Company to its chief executive officers and to two other executive officer of the Company who received compensation in excess of $100,000 for the year ended December 31, 1999 (the "named executive officers"). No other executive officers received compensation exceeding $100,000 during the last fiscal year.

                           SUMMARY COMPENSATION TABLE


                                                  ANNUAL COMPENSATION               LONG-TERM COMPENSATION AWARDS

                                                             OTHER           RESTRICTED    SECURITIES
                                                             ANNUAL             STOCK      UNDERLYING         ALL OTHER
                            YEAR      SALARY      BONUS   COMPENSATION         AWARD(S)      OPTIONS        COMPENSATION
                            ----    ---------    -------  ------------       ----------    ----------        ------------
Soren Bjorn..............   1999    $ 132,940    $26,957       (1)              -0-            -0-                  -0-
  Former President and      2000    $ 110,029         -0-      (1)              -0-            -0-            $ 46,733(2)
  Chief Executive Officer

Emilio Castillo..........   2000                                                                              $ 50,000
  President and Chief
  Executive Officer(3)

Charles A. Horne.........   1999    $ 134,465    $35,213       (1)              -0-            -0-              -0-
  Former Chief Financial    2000    $ 143,502         -0-                       -0-            -0-            $189,000(2)
  Officer

David E. Ziegler.........   2000           -0-        -0-      (1)              -0-            -0-            $335,240
  Chief Financial
  Officer(4)

(1) The compensation described in this table does not include medical insurance and other benefits received by the executive officers which are available generally to all employees of the Company and perquisites and other personal benefits received by these executive officers of the Company, the value of which does not exceed the lesser of $50,000 or 10% of the executive officer's cash compensation in the table.

(2) Resigned from the Company effective September 30 and September 1, 2000, respectively. These amounts were paid as severance in connection with their resignations.

(3) Effective October 1, 2000, Mr. Castillo was appointed as President and Chief Executive Officer of the Company. In connection with Mr. Castillo's appointment, the Company has agreed to enter into a services agreement with Promecap, S.C. for his services at the annual rate of $150,000 commencing September 1, 2000.

(4) From January 1, 2000 to September 30, 2000, Mr. Ziegler served as a financial consultant to the Company. Effective October 1, 2000, Mr. Ziegler was appointed as Chief Financial Officer of the Company.

STOCK OPTION GRANTS AND EXERCISES IN 2000

The following table sets forth the grants of stock options to the named executive officers during 2000.

                                                       Option Grants During 2000
                        ------------------------------------------------------------------------------------------
                          Number       Percentage
                            of          of Total                             Potential Realizable Value at Assumed
                        Securities       Options                                  Annual Rates of Stock Price
                        Underlying     Granted to    Exercise                   Appreciation for Option Term (3)
                          Options       Employees    Price Per  Expiration   -------------------------------------
        Name              Granted      During 2000     Share       Date         0%              5%            10%
        ----            ----------    ------------   --------   ----------   --------         -------       ------
  Soren Bjorn (1)           -0-           -0-          -0-        -0-          -0-              -0-           -0-
  Emilio Castillo           -0-           -0-          -0-        -0-          -0-              -0-           -0-
  Charles A. Horne(1)       -0-           -0-          -0-        -0-          -0-              -0-           -0-
  David E. Ziegler          -0-           -0-          -0-        -0-          -0-              -0-           -0-

(1) There were no stock options exercised by Messrs. Bjorn or Horne during 2000. Effective September 30, 2000 and September 1, 2000, respectively, Messrs. Bjorn and Horne resigned from the Company and all their options that were previously granted expired.

    The following table sets forth information with respect to the value of unexercised options granted during the last completed fiscal year and in prior years to the named Executive Officers with respect to option exercises by those persons during the last completed fiscal year:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                                                        UNDERLYING           VALUE OF UNEXERCISED
                                                                        UNEXERCISED          IN THE-MONEY OPTIONS
                                                                    OPTIONS AT FY-END              AT FY-END
                              Shares Acquired                   ------------------------   -------------------------
                                on Exercise     Value Realized  Exercisable/Unexercisable  Exercisable/Unexercisable
                              ---------------   --------------  -------------------------  -------------------------
Soren Bjorn                         -0-               -0-                   -0-                      -0-
Emilio Castillo                     -0-               -0-                   -0-                      -0-
Charles A. Horne                    -0-               -0-                   -0-                      -0-
David  E. Ziegler                   -0-               -0-                   -0-                      -0-

EMPLOYMENT AGREEMENTS

    The Company entered into an Employment Agreement with Charles A. Horne dated March 31, 1999 for his services as Chief Financial Officer of the Company. The Employment Agreement provided that for the period of March 31, 1999 through March 31, 2003, unless extended to March 31, 2004 pursuant to the Employment Agreement, he will be paid base compensation at the annualized rate as follows, less taxes and other usual deductions: $180,000 for the 12 month period ending March 31, 2000; $189,000 for the 12 month period ending March 31, 2001; $198,450 for the 12 month period ending March 31, 2002; and $208,372 for the 12 month period ending March 31, 2003; he will be eligible to receive bonus performance compensation, composed of subjective review and financial performance components, not to exceed 50 percent of his then applicable base compensation amount; and he received options to acquire 50,000 shares of Common Stock and will receive, on an annualized basis, options to acquire 10,000 shares of Common Stock under the Corporation's 1994 Employee Stock Option. He may terminate his employment with the Company, within 60 days after the occurrence of a Change in Control (as defined in the Employment Agreement) for any reason or without reason, with the right to a lump sum severance payment within 15 days after such termination equal to his then applicable base compensation as determined pursuant to the Employment Agreement for 12 months. If his employment is terminated by the Corporation without cause, he will receive a lump sum severance payment within 15 days after such termination equal to his then applicable base compensation as determined pursuant to the Employment Agreement for 12 months within 15 days after such termination. In addition, he may receive payment for reasonable executive level outplacement costs. Effective September 1, 2000, the Company terminated the Employment Agreement without cause and paid him an amount of $189,000 as severance pay pursuant to the terms of the Employment Agreement.

STOCK OPTION PLANS

    In 1994, the Company adopted the 1994 Employee Stock Option Plan and an Outside Director Stock Option Plan (the "1994 Plans"). Under the 1994 Plans, the Company's Board of Directors were authorized to grant options to employees and consultants and to its outside directors to purchase up to 820,000 and 100,000 shares respectively, of the Company's common stock which were reserved for such purposes. The terms and vesting period for options granted under the 1994 Plans were fixed by the Board of Directors at the time of grant, provided that the exercise period was not greater than 10 years from the date of grant. The exercise price for any options granted under the 1994 Plans for employees and consultants could not be less than 100% and 85% of the fair market value of the Company's common stock on the date of the grant for Incentive and Non-statutory Stock Options, as defined, respectively. The exercise price for options granted under the 1994 Plans for outside directors could not be less than 100% of the fair market value of the Company's common stock on the date of grant.

    During 1999, the Company adopted the 1999 Stock Option Plan (the "1999 Plan") under which stock options could be granted to employees, outside directors and consultants to purchase common stock of the Company. The 1999 Plan, which is similar to the 1994 Plan for employees, is for a period of ten years and has reserved 500,000 shares of the Company's common stock for stock option grants. Effective with the adoption of the 1999 Plan, the Company discontinued granting options under the 1994 Plans.

                        REPORT OF THE UNIMARK GROUP, INC.
                    BOARD OF DIRECTORS COMPENSATION COMMITTEE

    The Board of Directors has established a Compensation Committee to review and approve the compensation levels of executive officers of the Company, evaluate the performance of the executive officers, consider senior management succession issues and any related matters for the Company. The Compensation Committee is charged with reviewing with the Board of Directors in detail all aspects of cash compensation for the executive officers of the Company. Stock option compensation for the executive officers is also considered by the Compensation Committee.

    The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include preserving a strong financial posture, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long term growth opportunities, enhancing shareholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions in the industries within which the Company operated. In recent years these conditions reflect a highly competitive market environment and rapidly changing regional, geographic and overall industry market conditions.

    The available forms of executive compensation include base salary, cash bonus awards and incentive stock options. Performance of the Company is a key consideration (to the extent that such performance can fairly by attributed or related to such executive's performance), as well as the nature of each executive's responsibilities and capabilities. The Company's compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation policy also gives consideration to the Company's achievement of specified business objectives when determining executive officer compensation. Compensation paid to executive officers is based upon a Company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers.

    Based on comparative industry data, and after due consideration to the factors mentioned above, the Compensation Committee set Soren Bjorn's salary at $140,200 for 2000 and Charles A. Horne's salary for 2000 was established in accordance with his employment agreement. The Committee did not awarded any cash bonuses or options in 2000 to either Messrs. Bjorn or Horne.

                                               Respectfully submitted

                                               COMPENSATION COMMITTEE

                                               Federico Chavez Peon
                                               Jerry W. Johnson

                                PERFORMANCE GRAPH

    The chart below sets forth a line graph comparing cumulative total return of the Company's common stock to the S&P 500 Index and the S&P Foods Index for the five year period commencing December 31, 1995 and ending December 31, 2000. Each indices assumes $100 invested in the Company's common stock at December 31, 1994, and that dividends, if any, were reinvested.

                                    [CHART]

                                             Comparative Five-Year Total Returns
                                         -----------------------------------------
                                          1995   1996   1997   1998    1999   2000
                                         -----  -----  -----  ------  -----  -----
The UniMark Group, Inc.                  $ 359  $ 230  $ 111  $   65  $  37  $  12
S&P 500 Index                            $ 144  $ 177  $ 236  $  303  $ 367  $ 211
S&P Foods Index                          $ 146  $ 173  $ 248  $  268  $ 211  $ 191

Note: The UniMark Group, Inc. management consistently cautions that the stock price performance shown in the table should not be considered indicative of potential future stock price performance.

                                   ----------

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended December 31, 2000, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to ITEM 404 of Commission Regulation S-K. No executive officer of the Company served as a member of a compensation committee of another corporation (or other board committee of such company performing similar functions or, in the absence of any such committee, the entire board of directors of such corporation), one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of a compensation committee of another corporation (or other board committee of such corporation performing similar functions or, in the absence of any such committee, the entire board of directors), one of whose executive officers served as a director of the Company.

                              CERTAIN TRANSACTIONS

    During 2000, the Company paid Jordaan & Riley, PLLC $241,598 for legal services rendered. Mr. Jordaan, a director and, commencing in February 1998, chairman of the Company, is a member of Jordaan & Riley, PLLC. The Company believes that said arrangement is no less favorable to the Company than would be available from unrelated third parties.

                               FUTURE TRANSACTIONS

    Although the Company intends that the terms of any future transactions and agreements between the Company and its directors, officers, principal shareholders or other affiliates will be no less favorable than could be obtained from unaffiliated third parties, no assurances can be given in this regard. Any such future transactions that are material to the Company and are not in the ordinary course of business will be approved by a majority of the Company's independent and disinterested directors.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain of its officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the NASDAQ Stock Market. Officers, directors and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the representations made by the reporting persons to the Company, the Company believes that during the year ended December 31, 2000, its directors, officers and 10% stockholders complied with all filing requirements under Section 16(a) of the Exchange Act.

                PROPOSAL NO. 2: SELECTION OF INDEPENDENT AUDITORS

    Since 1992, the firm of Ernst & Young LLP, independent auditors, has examined and reported on the financial statements of the Company. The Board of Directors, upon recommendation of the Audit Committee, has appointed Ernst & Young LLP as independent auditors to examine and report on the financial statements of the Company for the fiscal year ending December 31, 2000.

    During the year ended December 31, 2000, Ernst & Young LLP provided the Company with audit services, including examinations of and reporting on the Company's consolidated financial statements, and certain accounting advisory services. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the shareholders.

    Ratification of the appointment of Ernst & Young LLP as independent auditors requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. If the appointment is not approved, the Board of Directors will select other independent accountants.

VOTE REQUIRED AND BOARD RECOMMENDATION

    The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to ratify the appointment of Ernst & Young LLP as independent auditors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                            PROPOSALS OF SHAREHOLDERS

    Proposals of shareholders intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Company no later than March 31, 2001 to be included in the Company's Proxy Statement and form of proxy related to that meeting.

                                  OTHER MATTERS

    The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board of Directors, no matters are to be brought to the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that the proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DATED:     February 28, 2001
           Bartonville, Texas

         PROXY SOLICITED BY THE UNIMARK GROUP, INC.'S BOARD OF DIRECTORS
                       FOR SPECIAL MEETING OF SHAREHOLDERS
                           OF THE UNIMARK GROUP, INC.

         The undersigned hereby (a) acknowledges receipt of Notice of Special Meeting of Shareholders to be held at Omni Dallas Hotel Park West, 1590 LBJ Freeway, Dallas, Texas 75234, on April 4, 2001, at 10:00 a.m. (Dallas, Texas
Time) and the Proxy Statement in connection therewith, each dated February 28, 2001, (b) appoints each of Emilio Castillo and David E. Ziegler the proxy and attorney-in-fact for the undersigned, with full power of substitution, (c) authorizes the Proxies to represent and vote on behalf of the undersigned, as designated below, at the Annual Meeting of Shareholders and at any adjournments or postponements thereof, all shares of the Common Stock, $.01 par value, of The UniMark Group, Inc. (the "Company") standing in the name of the undersigned or which the undersigned may be entitled to vote and (d) revokes any proxies heretofore given.


1. ELECTION OF DIRECTORS -- Nominees: Jakes Jordaan, Federico Chavez Peon, Luis A. Chico Pardo, Jerry W. Johnson, Emilio Castillo, David E. Ziegler and Arturo Herrera

         For All                    [ ]
         Withhold All               [ ]
         For All Except             [ ]


                        (Except Nominee(s) written above)

2. RATIFICATION OF INDEPENDENT AUDITOR -- Approval of the proposal to ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000.

         For               [ ]
         Against           [ ]
         Abstain           [ ]

               PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                    USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

              (please sign and date this card on the reverse side)

                                      This proxy when properly executed will be voted as specified. If no specification is indicated this proxy will be voted for the adoption and approval of Proposals 1 and 2 and on any other business, in the disposition of the Proxies.


                                      Dated: _______________, 2001

                                      Signature(s): ______________________

IMPORTANT. Please date and sign.             When shares are held by joint
           exactly as the name               tenants, both should sign. When
           appears below.                    signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such. If
                                             a corporation, please sign in full
                                             corporate name by president or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.

                             YOUR VOTE IS IMPORTANT!

         PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.